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                                                                       Exhibit 5



                                 April 30, 2001



Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth, Texas  76131-2830

     Re:  Burlington Northern Santa Fe Corporation
          Registration Statement on Form S-8
          ----------------------------------------
Ladies and Gentlemen:

     We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable pursuant to the Company's 1999 Stock Incentive Plan, as amended (the "Stock Plan"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that the shares of Common Stock issuable pursuant to the Stock Plan have been duly authorized for issuance and, when sold pursuant to the Stock Plan, will be validly issued, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                        Very truly yours,

                                        /s/ Mayer, Brown & Platt

                                        Mayer, Brown & Platt